Exhibit 10.1

(Translated from German)

MANAGING DIRECTOR AGREEMENT

Between

European Advanced Superconductors GmbH & Co. KG

Ehrichstraβe 10

63450 Hanau

(hereinafter referred to as EAS KG)

and

Mr. Dr. Burkhard Prause

Preamble

Bruker BioSpin GmbH being located in Rheinstetten is shareholder of the following companies situated in Hanau, which subsequently are named “the Companies”:

•                                         European Advanced Superconductors GmbH & Co. KG,
hereinafter referred to as EAS KG,

•                                         European High Temperature Superconductors GmbH & Co. KG,
hereinafter referred to as EHTS KG,

•                                         European Advanced Superconductors Verwaltungs GmbH,
hereinafter referred to as EAS GmbH

Dr. Prause has joined the management as further Managing Director in February 2005. Since this point of time the extended management of the Companies has been consisting of the managing directors as well as of one or more authorised representatives (Prokuristen) being appointed members of the extended management.

Pursuant to the company agreements of EAS KG an EHTS KG, management of these companies has to be effected by its general partner (Komplementärin), EAS GmbH. Dr. Prause and the other managing directors shall manage the businesses of the limited partnerships (Kommanditgesellschaften) as body of EAS GmbH. To regulate this managing position, EAS KG and Dr. Prause conclude the following Managing Director Agreement:

1            Appointment

1.1                          Dr. Prause was appointed Managing Director effective as of 1 February 2005 according to a resolution of the shareholders’ meeting of European Advanced Superconductors Verwaltungs GmbH.

1.2                          The Company reserves the right to limit or to enlarge the scope of responsibility of the Managing Director especially in case of incorporation and outsourcing of business units or in case of forming business fields.

1.3                          In external relationships Dr. Prause shall represent the Company together with an additional managing director or with an authorised representative (Prokurist). He is further aware that two further managing directors being already appointed are entitled to act with sole right of representation. The shareholders reserve the right to modify the scope of entitlement to representation at any time and without stating reasons.

2            Skope of work

Dr. Prause shall be the responsible head of the Company’s entire business operations. This position shall be executed in collegial cooperation with further managing directors as well as extended management’s members.

The targets and main aspects of Dr. Prause are especially:

•                                          General responsibility for increase of the economic success and profitability of the Companies,

•                                          To strengthen and to increase the competiveness and profitability of the Company especially by:

•                                          steady verification and adaptation of all relevant cost factors

•                                          increase in sales volume

•                                          developing new areas of application and markets

•                                          Management and supervision of sales in consideration of the submitted offers’ and orders’ profitability.

•                                          Marketing and representation of the Company

•                                          To establish and maintain contacts for promoting superconductivity and its areas of application to national and supranational commissions and organisations,

•                                          Essential participation in acquisition of investors to strengthen the Companies’ capital base,

•                                          Participation in stipulation of development and product strategy as well as in stipulation of tasks and targets for development and production departments.

•                                          Personnel management and responsibility in cooperation within the management,

•                                          Defending the Company against unjustified or unfair claims.

Furthermore, Dr. Prause shall be responsible for the protection of the Company’s intellectual property especially with regard to the patent development and maintenance. Dr. Prause shall inform all leading and/or qualified employees about the special meaning of this task preserving the Company’s competiveness. Execution of that task requires a very close cooperation within the Bruker Group especially with the IP department of the shareholder.

Dr. Prause shall execute his position with the proper professional care. Business transactions which are beyond the usual business require prior consent of the advisory board or - if there is no existing advisory board - of the shareholders’ meeting. That does especially imply:

•                                          Purchase, sale and mortgaging of land etc. as well as the obligation to execute such legal transactions,

•                                          Sale and closure of works or essential parts of business as well as shutting down essential areas of business activities,

•                                          Setting up branch offices

•                                          Establishment, purchase or sale of other companies or participation of the Company in other Companies,

•                                          Employment, promotion and dismissal of senior managers,

•                                          Putting of guarantees (Bürgschaft), drawing or granting loans or any other securities outside the running business of the Company. Thereof excluded are current commercial loans in usual business with customers and suppliers of the Company,

•                                          Giving and revoking procuration,

•                                          Establishment and or closure of a branch of business,

•                                          Investments exceeding the usual (betriebsüblich) dimension or including extraordinary risks,

•                                          Granting pension benefits of all kind which create company’s obligations beyond social insurance benefits,

•                                          Concluding, amending, terminating rental or leasing agreements with a contract period of more than 24 months or a monthly obligation of more than EUR 10,000.00.

The shareholders’ meeting is able to change the scope of legal transactions requiring consent at any time. The managing director or the managing directors are obliged to respect such amendment.

3            Remuneration, Bonus, Sickness Allowance and Death Benefit

1.                                 Dr. Prause shall receive an annual gross salary of € 120,000.00 (EUR one hundred and twenty thousand), payable in 12 (twelve) monthly rates of EAS KG for his position as Managing Director.

This remuneration covers all arising activities for all Companies of Bruker Group. In case of inability to work due to illness or accident the difference between insurance compensation and the monthly salary shall be paid up to six months.

2.                                      The Managing Director shall receive an annual bonus. Details shall be stipulated anew by the shareholder Bruker BioSpin GmbH in each business year. This stipulation can be revoked at the end of each business year. However, there is no legal entitlement - neither civil nor common law-in case of longstanding validity.

3.                                      In the event of Dr. Prause’s death during the contract period, his wife and his dependent children shall receive the salary pursuant to sec. 3, para 1 and 2 for the month in which the death occurred and for the previous six months thereafter as joined creditor.

4            Vacation

The Managing Director is entitled to the respective usual vacation of the Company.

The interests of the Company shall be considered when vacation is allocated. If the Managing Director is unable to take his entire annual vacation due to operational circumstances the respective claim of vacation can be transferred. Remaining vacation can be compensated on request of the Managing Director as well as on request of the Company, whereas this amount is based on the salary being agreed in sec. 3 para 1.

5            Company Car

The Company will provide the Managing Director with an upper-middle-class car (currently Audi A6) as company car. This company car can also be use for private purposes, especially for holidays. The managing Director shall be responsible to bear the tax charge for the pecuniary advantage arising hereof pursuant to the respective applicable legal provisions.

6            Travel Expenses

Travel expenses are reimbursed by the Company to the Managing Director according to the respective lump being most recently stipulated as tax-deductable expense by the Federal Minister of Finance. As far as the actual expenses exceed the respective rate they have to be refunded at the proven amount.

7            Duties of the Managing Director

The Managing Director shall be obliged to fulfil his tasks conscientiously and properly pursuant to the legal provisions, the respectively valid company agreement, the respectively valid bylaws, and the general and special instructions of the advisory board of the shareholders’ meeting or its authorised representatives.

During his occupation and thereafter he undertakes to keep confidential all affairs of which he becomes aware during his occupation and which have to be treated as confidential due to their nature or due to the Company’s provisions. That does especially apply for all business or technical documents of the companies and possibly also of cooperating companies. Unauthorised circulating of business or technical documents or information entitles the company to a claim for compensation.

The Managing Director shall dedicate his entire work capacity to the Company. Any other secondary employment, participation, acquisition of clients as well as consultancy contracts and lectureships outside the Bruker Group require prior consent of the advisory board, of the shareholders’ meeting or of its authorised representatives.

8            Duration of agreement, crediting of years of service, termination

This present agreement is firstly concluded for a period of five years beginning on 1 February 2005. The agreement is automatically extended by one further year unless it is terminated in written form six months prior to the respective end of agreement by either party.

As far as years of service have to be applied on Dr. Prause’s function and his legal position as managing director, his years of service at Bruker BioSpin MRI GmbH shall be credited.

The revocation of the Managing Director due to resolution of the general meeting of shareholders is possible at any time regardless to remuneration claims pursuant to sec. 3 para 1. The company is entitled to release the Managing Director from his duties against payment of remuneration for the period between the date of declaration and the date of effectiveness of termination. Furthermore, the shareholders are entitled to suspend the Managing Director against payment of remuneration pursuant to sec. 3, para 1 for a limited period of time either for working on special projects or as “pause-of-thought” in case of internal conflicts.

In case of termination or suspension being effected by the Company the Managing Director shall return all items and documents relating to corporate affairs especially keys, books, models, any kind of records including respective copies thereof which are in his possession immediately and completely to the Company. The Managing Director is not entitled to exercise any retention right for any item.

This agreement shall end without any notice of termination being required on expiration of the year in which the Managing Director attains the age of 65. The contracting parties reserve the opportunity to mutually reach a different agreement in due course.

9            Amendments

Amendments or supplements to this agreement shall be in writing. This shall also apply for any cancellation of this provision.

The invalidity of an individual provision does not affect the remaining provisions. Instead of the invalid provision or to fill possible gaps in the contract it shall be agreed on a provision which comes closest to the economic purpose and target being intended by the parties.

Rheinstetten, 1 October 2006

Ort, Datum	Ort, Datum

/s/ Jörg Laukien	/s/ Burkhard Prause
Jörg Laukien	Dr. Burkhard Prause
authorised representative of the shareholder Bruker BioSpin GmbH

Agreement

Between

Bruker EAS GmbH

Erichstraβe 10

63450 Hanau

acting by the sole shareholder Bruker Energy & Supercon Technologies, Inc. Billerica, USA, being represented by its Chief Financial Officer
Mr. Thomas M. Rosa

(hereinafter referred to as “Company”)

and

Dr. Burkhard Prause

Kantstraβe 10

63584 Gründau

(hereinafter referred to as “Managing Director”)

will be signed the following agreement:

1.                                 It shall herewith expressively be clarified between the parties that effective from 1 October 2008 the Managing Director Contract dated 1 October 2006 between European Advanced Superconductors GmbH & Co. KG, Ehrichstraβe 10, 63450 Hanau, and the managing director being attached as Schedule 1 shall form the basis and content of the relationship between the Company and the Managing Director.

2.                                      The contracting parties further clarify that the bonus agreement for the years 2006 to 2008 shall be replaced (Schedule 2) by the new bonus agreement (Schedule 3) effective from 1 January 2010.

3.                                      The German version of this agreement is the decisive one. The English version is a reading version only.

Ort, Datum

/s/ Burkhard Prause
Dr. Burkhard Prause
Geschäftsführer/Managing Director